Exhibit 10.3

[On the letterhead of Deutsche Bank Luxembourg S.A.]

To: Genco Shipping & Trading Limited

Copy:
Genco Lorraine Limited
Genco Pyrenees Limited
Genco Loire Limited
Genco Bourgogne Limited
Genco Picardy Limited
Genco Aquitaine Limited
Genco Normandy Limited
Genco Auvergne Limited
Genco Provence Limited
Genco Ardennes Limited
Genco Brittany Limited
Genco Languedoc Limited
Genco Rhone Limited

December 2011

Dear Sirs

US$253,000,000 secured loan agreement dated 20 August 2010 (as amended by a side letter dated 24 August 2010 the "Loan Agreement") made between (1) Genco Shipping & Trading Limited as borrower, (2) the Lenders (as defined therein), (3) Deutsche Bank AG Filiale Deutschlandgeschäft, BNP Paribas, Credit Agricole Corporate and Investment Bank, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ) as mandated lead arrangers, (4) yourselves as agent for the Lenders, (5) BNP Paribas, Credit Agricole Corporate and Investment Bank, Deutsche Bank AG, DVB Bank SE and Skandinaviska Enskilda Banken AB (publ) as swap providers (the "Swap Providers") and (vi) Deutsche Bank AG Filiale Deutschlandgeschäft as security agent for the Lenders and the Swap Providers and as bookrunner.

All terms and expressions used in this letter shall have the same meaning given to them in the Loan Agreement.

This letter is designated as a Finance Document.

We refer to the Loan Agreement and to:

(i)
your letter to us dated 15 November 2011 requesting us a temporary waiver (the "Waiver") of the Consolidated Interest Coverage Ratio in clause 12.2.2 (Consolidated Interest Coverage Ratio) of the Loan Agreement and the Leverage Ratio in clause 12.2.3 (Maximum Leverage Ratio) of the Loan Agreement during the six (6) fiscal quarters starting with the fourth quarter of 2011 (as of 1 October 2011) through and including the first quarter of 2013 (ending on 31 March 2013) (the "Waiver Period") subject to certain conditions; and

(ii)	our letter to you dated 30 November 2011 confirming that the Majority Lenders have consented to the Waiver subject to some additional conditions.

We hereby agree to waive your compliance with the Consolidated Interest Coverage Ratio in clause 12.2.2 (Consolidated Interest Coverage Ratio) of the Loan Agreement and the Leverage Ratio in clause 12.2.3 (Maximum Leverage Ratio) of the Loan Agreement during the Waiver Period, subject to the following conditions:

(a)	such waiver shall apply only in relation to the Waiver Period;

(b)
on the day of this letter, you provide us with a copy (with an original to follow) of a certificate from a duly authorised officer of each Security Party confirming that none of the documents delivered to the Agent pursuant to Part I of Schedule 2 (Conditions Precedent to a Drawdown Notice), sections 1 (Security Parties), 2 (Security and related documents) (except 2(b) and 2(c)), as well as (b) and (c) of section 3 (Other documents and evidence), and Part II of Schedule 2 (Conditions Precedent to the making of a Drawing) sections 1 (Security Parties) and (a), (c) and (g) of section 2 (Security and related documents) of the Loan Agreement have been amended or modified in any way since the date of their delivery to the Agent, or copies, certified by a duly authorised officer of the Security Party in question as true, complete, accurate and neither amended nor revoked, of any which have been amended or modified;

(c)
on the day of this letter, you provide us with a copy, certified by a director or the secretary of each Security Party as true, complete and accurate and neither amended nor revoked, of a resolution of the directors of that Security Party (together, where appropriate, with signed waivers of notice of any directors’ meetings) approving, and authorising or ratifying the execution of, the duplicate of this letter and any document to be executed by that Security Party pursuant to this letter;

(d)
on the day of this letter, you provide us with a copy of a power of attorney (with original to follow) of each Security Party under which the duplicate of this letter and any documents required pursuant to this letter are to be executed by that Security Party;

(e)
within two (2) Business Days of the date of this letter, you prepay the Loan in the aggregate amount of seven million Dollars ($7,000,000) (the "Prepayment"), with such prepayment to be applied proportionally in prepayment of each Tranche (and, within each Tranche, in inverse order of maturity), with the amount to be applied being calculated as:

A x $7,000,000

B

where                A = the principal outstanding on the relevant Tranche on the date of prepayment; and

B = the principal outstanding under the Loan on the date of prepayment;

(f)
within two (2) Business Days of the date of this letter, you pay us (for the account of the Lenders having consented to the Waiver in proportion to their respective Commitments) a waiver fee of zero point twenty five per cent (0.25%) on the outstanding amount of the Loan once the Prepayment has been made;

(g)	within fourteen (14) Business Days of receipt of any invoice in respect of any legal fees due from you in connection with this letter, evidence that such invoice has been paid on full;

(h)	during the Waiver Period, you will not authorize, declare or pay any Dividends with respect to the Borrower, notwithstanding the provisions of clause 12.3.13 of the Loan Agreement;

(i)
during the Waiver Period, you will not permit, as of the last day of any fiscal quarter during such period, the aggregate amount of its interest-bearing Consolidated Indebtedness to exceed sixty two point five per cent (62.5%) of the aggregate amount of its interest-bearing Consolidated Indebtedness plus its Consolidated Net Worth at such time (where "Consolidated Net Worth" means the Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP without any deduction for any minority interests in Subsidiaries and "Net Worth" means, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding any treasury stock); and

(j)
during the Waiver Period, you shall deliver to us a written notice of any Additional Covenant included in an Additional Facility or an Amended Facility within five (5) Business Days of the date it enters into such Additional Facility or Amended Facility.  Such notice shall be signed by the your senior financial officer and set forth in reasonable detail a description of the Additional Covenant, including any defined terms used therein and related explanatory calculations.  Except for any Additional Covenant that has been expressly waived in writing by us or the Majority Lenders before the commencement of the Waiver Period or is so waived in writing within fifteen (15) days after we receive a notice of the Additional Covenant, such Additional Covenant (i) shall be deemed automatically incorporated by reference into the Loan Agreement, mutatis mutandis, as if set forth fully therein, effective as of the date when such Additional Covenant shall have become effective under such Additional Facility or Amended Facility and (ii) shall be effective only during the Waiver Period, after which time such Additional Covenant shall no longer have any force or effect.  During the Waiver Period, any Additional Covenant incorporated into the Loan Agreement pursuant to this letter shall be deemed automatically amended herein to reflect any subsequent amendments made to such Additional Covenant under the applicable Additional Facility or Amended Facility. Where:

"Additional Covenant" means a restrictive or financial covenant applicable to the Borrower or any of its Subsidiaries, whether expressed as a covenant, undertaking, restriction or other such provision which requires the maintenance of any particular financial ratio or metric or which prohibits or limits actions which the Borrower or any of its Subsidiaries could otherwise take (or permits any such action only upon satisfaction of specified conditions), which applicable covenant or restriction has no equivalent provision in the Loan Agreement or would be more restrictive as to the Borrower or any of its Subsidiaries than the corresponding provision set forth therein. Additional Covenants shall not  be deemed to include any covenant (i) directly relating to (x) lender commitment reductions or terminations or the amount or payment terms of principal, interest or fees payable under an Additional Facility or an Amended Facility or (y) additional collateral or other security granted to a lender or creditor under an Additional Facility or an Amended Facility; or (ii) that would require the Borrower or any Subsidiary to (x) provide additional collateral or other security under this Agreement, any Security Document or any other Finance Document, whether due to the Borrower’s failure to maintain a specified financial ratio or metric or otherwise, or (y) maintain a particular collateral maintenance ratio or substantially similar financial ratio or metric;

"Additional Facility" means a credit agreement, note purchase agreement, indenture, promissory note, letter agreement or similar agreement for borrowed money with other lenders or creditors of the Borrower (other than trade creditors) entered into by the Borrower during the Waiver Period; provided, however, that an Additional Facility shall not include an Amended Facility; and

"Amended Facility" means an amendment, modification, supplement or side letter entered into by the Borrower during the Waiver Period to a credit agreement, note purchase agreement, indenture, promissory note, letter agreement or similar agreement for borrowed money, in each case, which is in existence on 21 December 2011, with other lenders or creditors of the Borrower (other than trade creditors).

If any of the above conditions (a) to (h) is not complied with or the Waiver Period has expired then the Waiver shall cease to apply with immediate effect. Any breach of conditions (i) and (j) shall constitute an Event of Default. No such Event of Default will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

For the avoidance of doubt, save as set out in this letter, all the Lenders' rights powers and remedies under the Loan Agreement are reserved in full and remain in full force and effect both during and after the Waiver Period.

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

Please confirm your agreement to the terms of this letter by signing and returning a duplicate of this letter to us.

Yours faithfully,

/s/ M. Heinemann
M. Heinemann

/s/ Ewerhardy
 Ewerhardy

For and on behalf of
Deutsche Bank Luxembourg S.A.
(as Agent acting on the instructions of the Majority Lenders)

[On Duplicate]

Confirmed and agreed on                                                      December 2011
for an on behalf of

/s/ John C. Wobensmith
Genco Shipping & Trading Limited
(as Borrower)

/s/ John. C. Wobensmith
Genco Lorraine Limited
Genco Pyrenees Limited
Genco Loire Limited
Genco Bourgogne Limited
Genco Picardy Limited
Genco Aquitaine Limited
Genco Normandy Limited
Genco Auvergne Limited
Genco Provence Limited
Genco Ardennes Limited
Genco Brittany Limited
Genco Languedoc Limited
Genco Rhone Limited
(as Collateral Owners and Guarantors)

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